Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel: 905-858-1368
Email: rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. REPORTS QUARTERLY INCOME AND CONTINUED GROWTH IN REVENUE FROM CORE OPERATIONS.

Toronto, Canada - November 14, 2006: Med-Emerg International Inc. (OTCBB - MDER) announced today that revenues and gross margins from continuing operations for the three months ended September 30, 2006 increased $228,000 (6%) and $190,000 (19%), respectively, compared to the corresponding period in 2005. At the same time, the loss from operations increased ($166,000) or 224% and the net income attributable to common shareholders improved $514,000, to $357,000 from a loss of $137,000 in the corresponding period in 2005.

The loss from operations is the result of reduced performance by the Healthcare Consulting and Staffing divisions where divisional income fell $92,000 and $96,000, respectively. The increase in net income attributable to common shareholders is the result of the settlement negotiated with Calian Technologies Ltd., as reported in July of this year.

Dr. Ramesh Zacharias, the Company’s Chief Executive Officer stated “We are not satisfied with our current period results. The loss of some Staffing contracts in the period, combined with the delay in signing some Healthcare Consulting contracts, contributed to our loss from operations. During the quarter the Company appointed a VP of Medical Services, with extensive experience in emergency room operations, to assist the Company in generating new business opportunities.” He went on to say that “The Company continues to invest in our Medical Services business where we saw revenue growth of almost 60% and we continue to see opportunities for the on-going expansion of our Pain Management business.”

The Company's financial statement information for the three and nine months ended September 30, 2006 is summarized below:

(US$ thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sep-30		Sep-30
	2006	2005	2006	2005
STATEMENT OF OPERATIONS
Revenue	4,337	4,109	13,809	10,199
Gross margin	1,195	1,005	3,964	2,574
EBITDA	(184)	16	50	(491)
Income (loss) from continuing operations	(240)	(74)	(196)	(943)
Income (loss) from discontinued operations	597	(63)	1,315	124
Net income (loss) attributable to common shareholders	357	(137)	1,119	(819)

Net income (loss) per common share
Continuing operations	(0.00)	(0.00)	(0.00)	(0.02)
Discontinued operations	0.01	(0.00)	0.02	0.00
Weighted average shares outstanding, basic	58,278	58,278	58,278	58,278
Net income (loss) per diluted common share
Continuing operations	(0.00)	(0.00)	0.00	(0.02)
Discontinued operations	0.01	(0.00)	0.02	0.00
Weighted average shares and share equivalents, diluted	58,278	58,278	58,278	58,278

(US$ thousands)

Balance Sheet Data:	September 30, 2006	December 31, 2005
Working Capital Surplus (deficit)	4,057	(57)
Total Assets	8,703	4,618
Notes Payable	600	600
Shareholders' equity - Canadian GAAP	1,838	81
Shareholders' equity - US GAAP	2,468	1,169

MEII specializes in the coordination and delivery of health care services in Canada and overseas. These services include community-based infusion centers, an integrated chronic pain management program, healthcare consulting, and health human resource management, including physician and nurse staffing.

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All statements included in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  These risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2005, its Quarterly Reports on Form 10-Q, and such other documents as are filed with the Securities and Exchange Commission from time to time, and include (without limitation), the Company’s history of losses, risks related to the Company’s ability to manage growth, and the potential need for additional financing in order to fund the Company’s growth strategy. The Company does not undertake to review or update these forward-looking statements. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.